Exhibit 99.1

Ally Announces Barbara Yastine to Step Down

DETROIT – Ally Financial Inc. (Ally) today announced that Barbara Yastine has elected to resign from her positions as chair, chief executive officer and president of the Ally Bank subsidiary.  A successor will be named in the near-term, and Yastine will remain with the company until June to assist with the transition.

“Barbara has played a number of key roles in restoring the company to financial and strategic health, most notably as CEO and president of Ally Bank,” said Ally Chief Executive Officer Jeffrey J. Brown.  “She is a talented leader, and we wish her continued success in her future endeavors.”

“I am very proud of what we have accomplished at Ally and remain very optimistic about the company’s future,” said Yastine.  “I will greatly miss my colleagues, but as Ally enters a new chapter, it is also a fitting time for me to seek out new challenges.”

Yastine joined Ally as chief administrative officer in May 2010, with responsibility for risk, technology, legal and compliance, as well as chairmanship of Ally Bank.  She became CEO and president of Ally Bank in May 2012.  Among Yastine’s accomplishments were her contributions to the strengthening of Ally Bank and the successful operational navigation through a variety of strategic issues facing Ally, which were ultimately instrumental in the company’s transformation, including achieving financial holding company status. She also has continued to build the bank's position as the leading online deposit bank with expanding customer relationships. During her tenure, Ally Bank has received numerous recognitions, including being named Best Online Bank for four consecutive years by MONEY® Magazine.  Yastine was named to American Banker's Most Powerful Women in Banking list for the last two years.

About Ally Financial Inc.
Ally Financial Inc. (NYSE: ALLY) is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full spectrum of financial products and services, including new and used vehicle inventory and consumer financing, leasing, vehicle service contracts, commercial loans and vehicle remarketing services, as well as a variety of insurance offerings, including inventory insurance, insurance consultative services for dealers and other ancillary products. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Corporate Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $151.8 billion in assets as of Dec. 31, 2014, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Contact:
Gina Proia
646-781-2692
gina.proia@ally.com